EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS THIRD QUARTER FY 2010 RESULTS

IMPROVES UTILIZATION RATES AND REDUCES LONG-TERM DEBT LEVELS

Pasadena, CA – May 13, 2010 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced its consolidated financial results for the third quarter and nine months ended March 31, 2010 (“YTD FY 2010”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand, and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.  Unaudited non-U.S. GAAP financial information for the nine months ended March 31, 2009 (“YTD FY 2009”), which combines the first quarter ended September 30, 2008 results of Pac-Van (prior to its acquisition on October 1, 2008) with the consolidated results of General Finance, is provided for comparison purposes.

General Finance Consolidated Third Quarter Ended March 31, 2010 (“QE3 FY 2010”) Results Compared to Third Quarter Ended March 31, 2009 (“QE3 FY 2009”) Results

•	Total revenues increased by 12%, from $34.5million in QE3 FY 2009 to $38.5 million in QE3 FY 2010;
•	Leasing revenues declined 2%, from $19.7 million in QE3 FY 2009 to $19.3 million in QE3 FY 2010;
•	Leasing revenues comprised 50% of total revenues in QE3 FY 2010 versus 57% in QE3 FY 2009;
•	Sales revenues increased approximately 30%, from $14.8 million in QE3 FY 2009 to $19.2 million in QE3 FY 2010;
•	Adjusted EBITDA (1) declined by 16%, from $9.3 million in QE3 FY 2009 to $7.8 million in QE3 FY 2010;
•	Adjusted EBITDA margin as a percentage of total revenues decreased from 27% in QE3 FY 2009 to 20% in QE3 FY 2010;
•	Interest expense increased from $3.3 million in QE3 FY 2009 to $3.9 million in QE3 FY 2010; and
•	The effect of foreign currency exchange resulted in a net gain of $0.6 million for QE3 FY 2010, versus a $1.9 million net loss in QE3 FY 2009 due to the strengthening of the Australian dollar.

Key Financial Highlights

•	Days sales outstanding in trade receivables improved at Royal Wolf from 49 days at June 30, 2009 to 43 days at March 31, 2010, and at Pac-Van from 59 days to 41 days, respectively;
•
For YTD FY 2010, Pac-Van reduced their inventories by $2.0 million and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, Royal Wolf reduced their inventories by $3.0 million;

•	The utilization rate of the total lease fleet, on a unit basis, increased from 70% at June 30, 2009 to 76% at March 31, 2010;
•	Net fleet capital expenditures were reduced by 77%, from $14.1 in YTD FY 2009 to $3.3 million in YTD FY 2010;
•
During YTD FY 2010, long term borrowings were reduced by $14.4 million in the United States and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, by $7.3 million at Royal Wolf;

•	General Finance was in compliance with the covenants of its senior credit facilities and senior subordinated indebtedness at March 31, 2010;
•	The ratio of total funded debt to trailing twelve months (“TTM”) adjusted EBITDA, as calculated at each of the senior credit facilities at Pac-Van and Royal Wolf, was under 5.5x at March 31, 2010; and
•
TTM total revenues were $150.6 million ($59.9 in the United States and $90.7 million in the Asia-Pacific area) and TTM adjusted EBITDA was $31.2 million ($12.6 million in the United States and $18.6 million in the Asia-Pacific area).

(1) Earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and income (EBITDA and adjusted EBITDA) are a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Adjusted EBITDA (which adds back share-based compensation expense and non-operating costs and income) is a non-U.S. GAAP measure, is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of our adjusted EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “We continue to bolster strong utilization rates relative to our competitors and are seeing more bidding activity in both the United States and in the Asia-Pacific area.  We believe that the economic environment has and continues to improve in the Asia-Pacific area and shows signs of stabilizing in the United States.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “We have generated free cash flow of $32.2 million over the trailing twelve months, which has enabled us to reduce long-term debt by $29.1 million.  As part of our continuing efforts to reduce leverage, we recently announced that we have made a rights offering to holders of our common stock to purchase units, consisting of one share of our common stock and a three-year warrant to purchase 0.5 additional shares of common stock at an exercise price of $4.00 per share.  The units are offered at $1.50 each.  The prospectus will be mailed to common stock holders of record as of May 14th and the offering period will expire on June 15, 2010.   The net proceeds of the rights offering will primarily be used to reduce our indebtedness.”

Mr. Valenta concluded, “The management team and the Board of Directors intend to participate in the rights offering as we remain confident about the long-term prospects of our businesses in the United States and in the Asia-Pacific area.”

Conference Call

A conference call is scheduled for Thursday, May 13, at 8:30 a.m. PDT (11:30 am EDT) to discuss the QE3 FY 2010 earnings results.  The conference call number for U.S. participants is (866) 901-5096, the conference call number for participants outside the U.S. is (706) 643-3717 and the conference ID number for both conference call numbers is 72744926.  A replay of the conference call may be accessed through May 28, 2010 by U.S. callers by calling (800) 642-1687 or by callers outside the U.S. by calling (706) 645-9291; both U.S. callers and callers outside of the U.S. will utilize conference ID number 72744926 to access the replay of the conference call.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)
	Quarter Ended March 31,
	2009	2010

Revenues
Sales	$14,769	$19,234
Leasing	19,686	19,251
	34,455	38,485

Costs and expenses
Cost of sales	11,115	15,311
Leasing, selling and general expenses (a)	14,205	15,617
Depreciation and amortization	3,882	4,578

Operating income	5,253	2,979

Interest income	58	56
Interest expense	(3,308)	(3,932)
Foreign currency exchange gain (loss) and other	(1,860)	578
	(5,110)	(3,298)

Income (loss) before provision for income taxes and noncontrolling interest	143	(319)

Provision (benefit) for income taxes	50	(116)

Net income (loss)	93	(203)

Noncontrolling interest	177	(576)

Net income ( loss) attributable to stockholders	$270	$(779)

Preferred dividends	$21	$42

Net income (loss) per common share:
Basic	$0.01	$(0.05)
Diluted	0.01	(0.05)

Weighted average shares outstanding:
Basic	17,826,052	17,826,052
Diluted	17,826,052	17,826,052

(a) Includes share-based compensation expense of $180 and $199 during QE3 FY 2009 and QE3 FY 2010, respectively.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Balance Sheet Information (In thousands)
	June 30, 2009	March 31, 2010
		(Unaudited)
Trade and other receivables, net	$26,432	$20,130
Inventories	22,511	19,516
Lease fleet, net	188,915	196,040
Total assets	358,696	354,970

Trade payables and accrued liabilities	24,422	23,303
Long-term debt and obligations	200,304	190,311
Total stockholders’ equity	103,174	108,556

NON-U.S. GAAP COMBINED GENERAL FINANCE CORPORATION and PAC-VAN, INC.
For the Nine Months Ended March 31, 2009 (“YTD FY 2009”)
and
 CONSOLIDATED GENERAL FINANCE CORPORATION
For the Nine Months Ended March 31, 2010 (“YTD FY 2010”)
(In thousands, except per share data)
(Unaudited)

	GFN Consolidated	Pac-Van	GFN Combined	GFN Consolidated
	YTD FY 2009			YTD FY 2010
Revenues
Sales	$57,093	$8,735	$65,828	$55,135
Leasing	51,616	13,907	65,523	57,715
	108,709	22,642	131,351	112,850

Costs and expenses
Cost of sales	43,972	6,294	50,266	42,865
Leasing, selling and general expenses (a)	41,321	11,738	53,059	47,361
Depreciation and amortization	11,161	1,229	12,390	14,929

Operating income	12,255	3,381	15,636	7,695

Interest income	244	—	244	178
Interest expense (b)	(13,388)	(2,894)	(16,282)	(11,771)
Foreign currency exchange gain (loss) and other (c)	(12,575)	—	(12,575)	3,716
	(25,719)	(2,894)	(28,613)	(7,877)

Income (loss) before provision for income taxes and noncontrolling interest	(13,464)	487	(12,977)	(182)

Provision (benefit) for income taxes	(4,685)	173	(4,512)	(66)

Net income (loss)	(8,779)	314	(8,465)	(116)

Noncontrolling interest	3,017	—	3,017	(1,722)

Net income (loss) attributable to stockholders	$(5,762)	$314	$(5,448)	$(1,838)

Preferred dividends	$21	$125

Net income loss per common share:
Basic	$(0.35)	$(0.11)
Diluted	(0.35)	(0.11)

Weighted average shares outstanding:
Basic	16,482,986	17,826,052
Diluted	16,482,986	17,826,052

(a) Includes share-based compensation expense of $1,140 for Pac-Van and $656 for GFN Consolidated during YTD FY 2009.  In addition, transaction-related costs incurred by Pac-Van totaled $97 in YTD FY 2009.  During YTD FY 2010, share-based compensation expense totaled $615 for GFN Consolidated.

(b) Includes an unrealized loss on interest rate swap and option contracts at GFN Consolidated of $2,826 during YTD FY 2009 and an unrealized gain of $313 during YTD FY 2010.

(c) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During YTD FY2009, GFN Consolidated incurred net unrealized and realized foreign exchange losses totaling $10,657 and $3,401, respectively.  During YTD FY 2010, net unrealized and realized foreign exchange gains totaled $2,637 and $423, respectively, for GFN Consolidated.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, its Quarterly Reports on Form 10-Q for the fiscal year ending June 30, 2010 and the prospectus for its rights offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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